EXHIBIT 77.O

77.O	TRANSACTIONS EFFECTED PURSUANT TO RULE 10F-3

Columbia Small Cap Fund, Inc.:

Qualifying transactions are listed below. On a quarterly basis, the Registrant's Board of Directors receives a Form
10F-3 containing information that enables them to determine that all purchases made during the quarter were effected in compliance with the Registrant's 10F-3 procedures.


1)	Issuer:                 Exar Corp.
	Date of Purchase:       3/7/2000
	Underwriter from whom Purchased:
                              Banc of America Securities LLC
	Affiliated Underwriters:
		Robertson Stephens
	Other Members of Syndicate:
	                        U.S. Bancorp Piper Jaffray
	                        Needham & Company
	Aggregate dollar amount of purchase:
					$2,400,000
	Aggregate dollar amount of offering:
					$200,000,000
	Purchase price (net of fees and expenses):
	$77.60 per share
	Date offering commenced:
					3/7/2000
	Commission:			$2.40



2)	Issuer:                 Sonus Networks
	Date of Purchase:       5/24/2000
	Underwriter from whom Purchased:
                              Goldman Sachs & Co.
	Affiliated Underwriters:
		FleetBoston Robertson Stephens
	Other Members of Syndicate:
	                        Morgan (JP) & Co.
	                        Lehman Brothers
	Aggregate dollar amount of purchase:
					$115,000
	Aggregate dollar amount of offering:
					$115,000,000
	Purchase price (net of fees and expenses):
	$22.04
	Date offering commenced:
					5/24/2000
	Commission:			$0.96